Exhibit 99.2

NEWS RELEASE for October 31, 2013

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM REGISTERS SQUEEZE-OUT TRANSACTION IN GERMANY;

NOW OWNS 100 PERCENT OF SHARES OF WE.T. AUTOMOTIVE SYSTEMS AG

Acquires Remaining Shares Held by Minority Shareholders

NORTHVILLE, MI (October 31, 2013) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced that it has registered a squeeze-out transaction in Germany and now owns 100 percent of the outstanding shares of W.E.T. Automotive Systems AG. As a result of the squeeze-out, the remaining shares of W.E.T., representing less than one percent of W.E.T.’s outstanding shares, are transferred to Gentherm and the applicable minority shareholders are entitled to receive €90.05 per share held at the time of registration.

“With the registration of the squeeze-out complete,” said President and CEO Daniel R. Coker, “we will begin the process to delist W.E.T. as a publicly traded company in Germany. As a result, W.E.T. will no longer be subject to and have to bear the expense of the separate reporting requirements for public companies in Germany. The integration of the two companies is moving forward, and we are very pleased to have this important step of this process completed and behind us.”

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 7,500 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future business activities and decisions. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with adverse conditions in the industry in which the Company operates may negatively affect its ability to complete its intended activities and carry out its business decisions. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

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